Exhibit 1

Buenos Aires, January 5, 2017

Sres.

COMISIÓN NACIONAL DE VALORES

Sres.

BOLSA DE COMERCIO DE BUENOS AIRES

Ref.: Relevant Event. SEC Comment Letter

Dear Sirs:

I address the National Securities Commission and the Buenos Aires Stock Exchange in my capacity as Head of Market Relations of Pampa Energía S.A. (“Pampa”) to inform you that on December 16, 2016, Pampa received a comment letter (the “Comment Letter”) from the staff of the U.S. Securities and Exchange Commission (the “SEC”) in connection with its review of Pampa’s annual report filed on Form 20-F for 2015 (“Pampa’s 20-F”), Pampa’s unaudited consolidated interim financial statements and the annual report filed on Form 20-F by Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor”) for 2015 (“Edenor’s 20-F”), which inquired about (i) income recognized in fiscal year 2015 from gains on certain derivative financial instruments relating to foreign exchange transactions, (ii) the accounting treatment of Pampa’s investments in Compañía de Inversiones de Energía S.A., the controlling shareholder of Transportadora de Gas del Sur S.A. (“TGS”), including the interests held through a fiduciary trust arrangement, (iii) the accounting treatment of a gain recorded in connection with the cancellation of a loan from TGS to Pampa, (iv) how Pampa conducted impairment testing in respect of its hydroelectric generation companies and its electricity distribution company (Edenor), given the challenging economic and regulatory environment surrounding these companies, and (v) how the provisional remedies and judicial proceedings in Pampa’s distribution segment impacted its unaudited consolidated interim financial statements.  In addition, in respect of Edenor’s 20-F, the staff of the SEC requested that future reports discuss the impact of past due receivables on Edenor’s financial statements and results of operations.

On December 27, 2016, Pampa filed a response to the Comment Letter. Pampa does not believe at this time that additional disclosure or changes to Pampa’s 20-F or its unaudited consolidated interim financial statements will be necessary. Pampa cannot, however, assure that the SEC will be satisfied with its response or that the SEC will not have further comments or require an amendment to Pampa’s 20-F or its unaudited consolidated interim financial statements.

Finally, Pampa clarifies that the Comment Letter does not prevent Pampa from issuing its notes under Rule 144A of the U.S. Securities Act of 1933.

Sincerely,

Victoria Hitce

Head of Market Relations